Exhibit (d)(16)

EXPENSE REIMBURSEMENT AGREEMENT

Agreement (“Agreement”) dated as of September 23, 2016 by and between FLEXSHARES TRUST (the “Trust”), a Maryland statutory trust and a registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and NORTHERN TRUST INVESTMENTS, INC. (“NTI”).

WHEREAS, NTI serves as investment adviser to FlexShares® Core Select Bond Fund (the “New Fund”) pursuant to an Investment Advisory and Ancillary Services Agreement (the “Advisory Agreement”) between the Trust and NTI dated August 23, 2011, as amended.

WHEREAS, pursuant to Section 5 of the Advisory Agreement, NTI has agreed to pay all of the operating expenses of the New Fund, excluding (i) the advisory fees payable under the Advisory Agreement to NTI; (ii) distribution fees and expenses paid by the Trust under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act; (iii) interest expenses; (iv) brokerage expenses and other expenses (such as stamp taxes) in connection with the execution of portfolio transactions or in connection with creation and redemption transactions; (v) compensation and expenses of the Trust’s trustees who are not officers, directors/trustees, partners or employees of NTI or its affiliates (the “Independent Trustees”); (vi) compensation and expenses of counsel to the Independent Trustees; (vii) tax expenses; and (viii) extraordinary expenses, as determined under generally accepted accounting principles.

WHEREAS, the parties to this Agreement wish to provide for an undertaking by NTI to reimburse the New Fund the operating expenses that represents the compensation and expenses of the (i) Trust’s Independent Trustees, and (ii) counsel to the Independent Trustees allocated to the New Fund.

WHEREAS, the parties to this Agreement wish to further provide for an undertaking by NTI to waive a portion of its management fee and/or reimburse operating expenses in an amount equal to the sum of (i) any Acquired Fund Fees and Expenses (as defined in Form N-1A) incurred by the New Fund that are attributable to the New Fund’s investment in Acquired Funds (as defined in Form N-1A) managed by NTI or an investment adviser controlling, controlled by, or under common control with NTI (“Affiliated Funds”) and (ii) 0.05% (or such lesser amount) in Acquired Fund Fees and Expenses incurred by the New Fund that are attributable to the New Fund’s investment in Acquired Funds that are not Affiliated Funds (“Unaffiliated Funds”).

NOW THEREFORE, in consideration of the foregoing, the parties intending to be legally bound hereby, agree as follows with respect to the New Fund:

1.         NTI shall from the date of this Agreement (a) reimburse the portion of the operating expenses of the New Fund that represents the New Fund’s allocation of the compensation and expenses of the (i) Trust’s Independent Trustees, and (ii) counsel to the Independent Trustees; and (b) waive a portion of its management fee and/or reimburse operating expenses in an amount equal to the sum of (A) any Acquired Fund Fees and Expenses incurred by the New Fund that are attributable to the New Fund’s investment in Affiliated Funds and (B) 0.05% (or such lesser amount) in Acquired Fund Fees and Expenses incurred by the New Fund that are attributable to the New Fund’s investment in Unaffiliated Funds.

2.         The termination date of this Agreement shall be one-year from the effective date of the New Fund’s prospectus. The termination date may be extended by mutual agreement of the parties. Notwithstanding the foregoing, this Agreement may be terminated by the Trust’s Board of Trustees, with respect to the New Fund, at any time if it determines that such termination is in the best interest of the New Fund and its shareholders.

3.         NTI acknowledges and agrees that it shall not be entitled to collect on or make a claim for reimbursed expenses that are the subject of this Agreement at any time in the future.

4.         This Agreement shall be governed by and construed under the laws of the State of Illinois, without regard to its conflict of law provisions. This Agreement may be signed in counterparts.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

FLEXSHARES TRUST

By:	/s/ Peter K. Ewing
Name: Peter K. Ewing
Title: Vice President

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Peter K. Ewing
Name: Peter K. Ewing
Title: Senior Vice President

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